EXHIBIT 99.1

HomeStreet, Inc. Announces Termination of Regulatory Order

SEATTLE - (BUSINESS WIRE) - March 27, 2013 - HomeStreet, Inc. (“HomeStreet” or “the Company”) (NASDAQ:HMST) today announced that it has received notification from its regulator, the Federal Reserve Bank of San Francisco, that the Company is in full compliance with its Cease and Desist Order, dated May 2009, and the order has been terminated effective March 26, 2013.

"This is a tremendous acknowledgement of the accomplishments of our Company over the last four years,” said Vice Chairman and CEO Mark K. Mason. “HomeStreet's board of directors and management have worked closely with our regulator to meet the requirements of the order, and we are deeply gratified by this recognition of the successful recapitalization and strong financial condition of our institution.”

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About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho, Hawaii and California.
http://ir.homestreet.com.

HomeStreet, Inc.
Terri Silver, VP, Investor Relations/Corporate Communications
206-389-6303
terri.silver@homestreet.com
Source: HomeStreet, Inc.